EXHIBIT 10.2


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                                  SEITEL, INC.
                      EMPLOYMENT AGREEMENT AMENDMENT NO. 2


         THIS EMPLOYMENT AGREEMENT AMENDMENT NO. 2 (this "Agreement") is between Seitel, Inc. (the "Company"), a Delaware corporation with its principal place of business in Houston, Texas, and Paul A. Frame (the "Employee," and collectively with the Company, the "Parties"), and is an amendment to that certain Employment Agreement between the Company and the Employee dated effective January 1, 1991 (the "Original Employment Agreement"), as amended by that certain Employment Agreement Amendment dated effective as of January 1, 1998 (the Original Employment Agreement, as so amended, is referred to herein as the "Employment Agreement").

                                    Recitals

         WHEREAS, the Company and the Employee entered into the Original Employment Agreement effective as of January 1, 1991 to govern the terms of the Employee's employment by the Company;

         WHEREAS, the Company and the Employee entered into an amendment to the Original Employment Agreement effective January 1, 1998 to amend certain terms of the Original Employment Agreement;

         WHEREAS, the Employee and the Company are entering into this Agreement to further amend the Employment Agreement as set forth herein;

         NOW, THEREFORE, the Parties do hereby agree as follows:

         1. Compensation. Section 2 of the Employment Agreement is hereby amended by deleting the following sentence:

         "If the Employment Period reaches the Termination Date, Employer will pay Employee for two (2) additional years the compensation then applicable, which shall include for purposes of this payment the Base Salary, together with the average of all bonus payments paid to Employee for the prior three (3) years (the Severance Payment). "

and replacing such sentence with the following sentence:

         "If the Employment Period reaches the Termination Date, Employer will pay Employee for two (2) additional years the compensation then applicable, which shall include for purposes of this payment the Base Salary, together with the average of all Pre-Tax Profits Bonus and Sales Bonus payments that would have been paid to Employee for the prior three (3) years as calculated under Section 3 of this Agreement as amended by Amendment No. 2 to this Agreement (the Severance Payment)."

In addition, Section 2 of the Employment Agreement is further amended by deleting the following sentence:

         "If Employee terminates this Agreement during any renewal period, Employer will pay Employee 100% of his then current Base Salary (including bonus and/or commissions) for two additional years, provided Employee performs the Consulting Services (the Termination Payment)."

and replacing such sentence with the following sentence:

         "If Employee terminates this Agreement during any renewal period, Employer will pay Employee 100% of his then current Base Salary, Pre-Tax Profits Bonus and Sales Bonus for two additional years, provided Employee performs the Consulting Services (the Termination Payment)."

         2. Compensation. Section 3 of the Employment Agreement is hereby amended to reduce the amount of the Pre-Tax Profits Bonus payable thereunder for the year ending December 31, 2000 and subsequent years during the term of the Agreement by redesignating existing Section 3(b) of the Agreement as Section 3(b)(I), and by deleting the first paragraph thereof and replacing it with the following:

                           "(b)(I) Pre-Tax Profits Bonus.  Commencing January 1,
                  1998, the Employee shall receive bonus payments based on the annual Pre-Tax Profits (the "PTP") of the Company and its majority owned subsidiaries ("Subsidiaries"). If the PTP exceeds the PTP Threshold (hereinafter defined), Employee shall receive a pre-tax profits bonus equal to 3.0% of PTP for PTP up to $50 million and 3.1875% of PTP for PTP in excess of $50 million."


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Section  3(b) of the  Employment  Agreement  shall be further  amended by adding thereto after Section 3(b)(I) the following Section 3(b)(II):

                           "(II) Bonus for Reduction of Pre-Tax  Profits  Bonus.
                  In consideration of Employee's agreement to the reduction in Pre-Tax Profits Bonus and the other amendments to this Employment Agreement set forth in Employment Agreement Amendment No. 2 to this Employment Agreement, the Company shall pay Employee a bonus in the aggregate amount of $1,782,694, which shall be payable as follows:

                           (i) The Company shall issue Employee 100,000 shares of restricted common stock of the Company on the date hereof, which shall be valued at $6.5875 per share, or a total of $658,750 (which is approximately 15% less than the current market value of freely tradable common stock to reflect the transfer restrictions applicable to such shares of restricted stock), and shall pay to Employee on the date hereof the sum of $354,712, subject to withholding as specified in paragraph (vii) below, for a net cash payment of $-0-.

                           (ii) The Company shall pay Employee on January 2, 2001 the sum of $192,308, subject to withholding as specified in paragraph (vii) below, for a net cash payment of $125,000.

                           (iii) The Company shall pay Employee on January 2, 2002 the sum of $192,308, subject to withholding as specified in paragraph (vii) below, for a net cash payment of $125,000.

                           (iv) The Company shall pay Employee on January 2, 2003 the sum of $192,308, subject to withholding as specified in paragraph (vii) below, for a net cash payment of $125,000.

                           (v) The Company shall pay Employee on January 2, 2004 the sum of $192,308, subject to withholding as specified in paragraph (vii) below, for a net cash payment of $125,000.

                           (vi) The payments in paragraphs (i) through (v) above shall be contingent on Employee continuing to be an employee of the Company on the date such payments are due, and the right to receive such payments shall not vest until such dates; provided, however, that if Employee is not an employee of the Company on any such date due to termination of his employment prior to such date as a result of his death or disability, the Company shall continue to make such payments to Employee or his estate on such dates.

                           (vii) The payments in paragraphs (i) through (v) above shall be subject to federal tax withholding at the aggregate rate of 35%. For the purpose of paragraph (i) above, the withholding shall be based on the amount of the cash payment and the $658,750 value attributed to the stock issued to Employee."


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Section 3 of the  Employment  Agreement  shall be further  amended  by  deleting existing Section 3(e) and replacing it with the following:

                           "(e) Salary Continuation Benefits. The Company will pay, so long as the Employee's Employment Agreement, as amended, is in full force and effect on the date of his death, a monthly salary continuation amount to the Employee's estate or his designee, for twelve months beginning on the date of his death. The annual salary continuation amount will equal the Employee's base salary at his date of death plus the average of all Pre-Tax Profits Bonus and Sales Bonus payments that would have been paid to Employee for the three calendar years preceding the year of his death as calculated under Section 3 of this Agreement as amended by Amendment No. 2 to this Agreement."

         3.   Termination.   Paragraph (b)  of  Section  13  of  the  Employment
Agreement is hereby amended by deleting the existing paragraph (b) and replacing it with the following:

                  "(b)  Termination for Employer's  Breach:  Employee shall have the right to terminate this Agreement if the Employer materially breaches any of the provisions hereof and such breach is not cured within thirty (30) days after the Employer receives written notice from Employee thereof. In such event, or in the event of a wrongful termination of Employee, all monies due to Employee through the term of this Agreement, including the Severance Payment, shall be paid by Employer in a lump sum amount within thirty (30) days of Employee's termination. Employee shall have no obligation to mitigate his loss or any occasioned damages as a result of such termination, or perform any services to receive such payments.
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         4.   Restriction on Transfer of Stock,  Registration  Rights.  Employee
agrees that he will not sell, assign or otherwise transfer the shares received pursuant to Section 3(b)(II)(i) of the Employment Agreement as amended hereby for a period of one year from the date of this Agreement. The Employee shall have the right to demand that the Company use its best efforts to effect an effective registration under the Securities Act of 1933, as amended, of Employee's resale of such shares on one occasion not sooner than nine months after the date hereof or later than December 31, 2003. The Company may grant similar registration rights to other stockholders, and upon any demand by any other such stockholder for the registration of his shares, the Company may also include Employee's shares in such registration and such inclusion shall constitute the one required registration hereunder. If requested by the Company, Employee and the Company shall enter into a customary form of registration agreement relating thereto. The Company may include other shares and selling shareholders in any such registration in its sole discretion.

         5. Representations and Warranties of Employee Relating to S tock Issuance. In connection with the issuance of common stock of the Company to Employee hereunder, Employee represents and warrants to the Company as follows:

                  (a) Acquisition for Own Account. Employee is acquiring the common stock for his own account, for investment and not with a view to the sale or distribution thereof or with any present intention of distributing or selling the same, or dividing the common stock with other persons.

                  (b) Securities Law Restrictions. Employee will not sell, assign, transfer, pledge or otherwise dispose of any of the shares of common stock except in accordance with the provisions of applicable state and federal securities laws.

                  (c) Investment Risk. Employee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investment in the shares of common stock.

                  (d) Accredited Investor. Employee is an "accredited investor" as said term is defined in Rule 501 of Regulation D under the Securities Act, in that he is an individual and either (i) has an individual net worth, or joint net worth with his spouse, in excess of $1,000,000, or (ii) had an individual income in excess of $200,000 in each of the two most recent years or joint income with his spouse of $300,000 in each of those years and has a reasonable expectation of reaching the same level in the current year.

                  (e) Legends, Etc. Employee acknowledges and agrees that (i) the certificates representing the shares of common stock will contain a legend substantially in the form of the following, (ii) the shares of common stock are not registered under the Securities Act or any other Federal or state law, and (iii) Employee must bear the economic risks of his investment for an indefinite period of time and is capable of bearing such risk.

                  "The securities represented hereby have not been registered under the Securities Act of 1933 and may not be sold, assigned, transferred, pledged or otherwise disposed of except in compliance with the requirements of such Act and until the Corporation shall have received the written opinion of counsel to the holder of this certificate, reasonably satisfactory to the Corporation, to that effect."

                  (f) Information Provided. Employee has had access to the Company's most recent publicly filed Annual Report on Form 10-K and
         Quarterly  Report  on Form  10-Q  and has  had the  opportunity  to ask questions of, and receive satisfactory answers from the executive management of the Company regarding the Company's business and prospects. He has had the opportunity to obtain the information necessary to satisfy himself concerning the answers so obtained.

         6. Termination of Automatic Renewal of Agreement. The Company hereby gives notice to Employee, which Employee acknowledges as good and valid notice under the terms of the Agreement, that the Company will not extend the term of the Agreement pursuant to Section 2 of the Agreement, so that the Termination Date will occur on December 31, 2004.

         7. Amendment of Employment Agreement. This Agreement is executed as and shall constitute an amendment to the Employment Agreement, and shall be construed in connection with and as a part of the Employment Agreement. Except as specifically amended by this Agreement, all of the terms and provisions of the Employment Agreement shall remain in full force and effect. In the event of any conflict between the terms of the Employment Agreement and the terms of this Agreement, the terms of this Agreement shall apply.
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         8.   Miscellaneous.

                  (a) Controlling Law. The execution, validity, interpretation and performance of this Agreement shall be determined and governed by the laws of the State of Texas, and, in any action by the Company to enforce this Agreement, venue may be had in Harris County, Texas.

                  (b) Entire Agreement. The Employment Agreement, as amended by this Agreement, contains the entire agreement of the Parties. The Employment Agreement and this Agreement may not be changed orally or by action or inaction, but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                  (c) Severability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all remaining provisions of this Agreement shall remain in full force and effect.

                  (d) Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

         EXECUTED to be effective as of the 26th day of June, 2000.


                                                  SEITEL, INC.



                                                  By: /s/ Herbert M. Pearlman
                                                     ---------------------------
                                                     Herbert M. Pearlman,
                                                     Chairman of the Board


                                                      /s/ Paul A. Frame
                                                     ---------------------------
                                                     PAUL A. FRAME